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Exhibit 4.5

BFI Canada Income Fund — MD&A for the three and six months ended June 30, 2008

Disclaimer

        This document may contain forward-looking information relating to the operations of BFI Canada Income Fund (the "Fund") or to the environment in which it operates, which are based on estimates, forecasts, and projections. Forward-looking information is not a guarantee of future performance and involves risks and uncertainties that are difficult to predict, or are beyond the Fund's control. A number of factors could cause actual outcomes and results to differ materially from those estimated, forecast or projected. These factors include those set forth in the Fund's Annual Information Form ("AIF") for the year ended December 31, 2007. Consequently, readers should not rely on such forward-looking statements. In addition, these forward-looking statements relate to the date on which they are made. Although the forward-looking information contained herein is based on what management believes to be reasonable assumptions, users are cautioned that actual results may differ. Management disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise.

Introduction

        The following is a discussion of the consolidated financial condition and results of operations of the Fund for the three and six months ended June 30, 2008 and has been prepared with all available information up to and including August 7, 2008. All amounts are reported in Canadian dollars, unless otherwise stated. The consolidated financial statements ("financial statements") of the Fund have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") applicable to interim financial statements. This discussion should be read in conjunction with the financial statements of the Fund, including notes thereto, and management's discussion and analysis ("MD&A") for the three and six months ended June 30, 2007 and year ended December 31, 2007 filed on www.sedar.com.

Corporate Overview

        The Fund, through its operating subsidiaries, is one of North America'srgest full-service waste management companies, providing non-hazardous solid waste ("waste") collection and disposal services to commercial, industrial, municipal and residential customers in five Canadian provinces and ten states in the United States ("U.S."). The Fund provides service to over 1.8 million customers with vertically integrated collection and disposal assets.

        The Fund's Canadian segment operates under the BFI Canada brand and is Canada's second largest full-service waste management company providing vertically integrated waste collection and disposal services in the provinces of British Columbia, Alberta, Manitoba, Ontario, and Quebec. This segment provides service to 20 Canadian markets and operates five landfills, four transfer collection stations, seven material recovery facilities ("MRFs"), and one landfill gas to energy facility.

        The Fund's U.S. south and northeast segments, collectively the U.S. segment or U.S. segments, operate under the IESI brand and provide vertically integrated waste collection and disposal services in two geographic regions: the south, consisting of various service areas in Texas, Louisiana, Oklahoma, Arkansas, Mississippi, and Missouri, and the northeast, consisting of various service areas in New York, New Jersey, Pennsylvania, and Maryland. This segment provides service to 39 U.S. markets and operates 17 landfills, 31 transfer collection stations, 10 MRFs, and one transportation operation.

        The Fund makes cash distributions to unitholders based on all amounts received by the Fund, and IESI Corporation ("IESI"), an indirect subsidiary of the Fund, pays equivalent dividends to participating preferred shareholders ("non-controlling interest"). Distributions and dividends are determined by the Trustees from time to time. The Fund's declaration of trust provides that distributions declared are to be paid on or about the 15th day of the succeeding month (see Disclosure of outstanding trust unit data section of this MD&A for additional details).

 Highlights — For the three and six months ended June 30, 2008
(all amounts are in thousands of Canadian dollars, except per trust unit and participating preferred share ("PPS"), unless otherwise stated)

Financial highlights

	Three months ended June 30		Six months ended June 30
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating results
Revenues	$280,262	$225,515	$524,609	$427,815
Operating expenses	170,351	127,888	317,499	244,518
Selling, general and administration expenses ("SG&A")	31,666	26,193	62,007	53,191

Income before the following ("EBITDA(A)")	78,245	71,434	145,103	130,106
Amortization	45,736	41,372	88,313	79,290
Interest on long-term debt	12,695	8,471	26,069	18,365
Financing costs	930	—	930	864
Net gain on sale of capital assets	(127)	(1,026)	(87)	(1,234)
Net (gain) loss on financial instruments	(5,497)	(3,061)	3,550	(1,206)
Net foreign exchange loss (gain)	—	13,483	(624)	15,104
Other expenses	26	—	57	5

Income before income taxes and non-controlling interest	24,482	12,195	26,895	18,918

Net income tax expense (recovery)	6,522	5,161	(1,539)	(631)
Non-controlling interest	2,911	1,174	4,609	3,324

Net income	$15,049	$5,860	$23,825	$16,225

Net income per weighted average trust unit, basic & diluted	$0.26	$0.10	$0.41	$0.29
Trust units and PPSs outstanding
Weighted average number of trust units outstanding	57,568	57,350	57,568	55,557
Weighted average number of PPSs outstanding	11,138	11,160	11,138	11,328

Weighted average number of trust units and PPSs outstanding	68,706	68,510	68,706	66,885

Aggregate number of trust units and PPSs outstanding	68,706	68,706	68,706	68,706

	Three months ended June 30		Six months ended June 30
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Maintenance and growth expenditures
Maintenance capital and landfill expenditures
("maintenance expenditures")	$18,696	$18,056	$29,542	$30,411
Growth capital and landfill expenditures
("growth expenditures")	15,857	23,332	28,287	33,516

Total maintenance and growth expenditures	$34,553	$41,388	$57,829	$63,927

Operating and free cash flow
Cash generated from operating activities	$55,001	$53,806	$97,935	$82,261
Free cash flow available for distribution(B) (see page 9)	$41,825	$39,767	$81,765	$72,857
Free cash flow available for distribution(B) per weighted
average trust unit and PPS	$0.61	$0.58	$1.19	$1.09
Distributions and dividends
Distributions declared, trust units	$26,165	$26,016	$52,329	$50,569
Dividends declared, PPSs	5,062	5,211	10,125	10,303

Total distributions and dividends declared	$31,227	$31,227	$62,454	$60,872

Total distributions and dividends declared per weighted
average trust unit and PPS	$0.45	$0.46	$0.91	$0.91

Financial highlights for the three and six months ended June 30, 2008

	Three months ended June 30	Six months ended June 30
Increase in consolidated revenues	$54,747	$96,794
Percentage increase in consolidated revenues	24.3%	22.6%
Percentage increase in consolidated revenues, excluding the impact of foreign currency translation	31.6%	32.7%
Percentage increase in consolidated EBITDA(A), excluding the impact of foreign currency translation	15.1%	19.6%
Increase in cash generated from operating activities	$1,195	$15,674
Increase in free cash flow available for distribution(B)	$2,058	$8,908
Percentage increase in free cash flow available for distribution(B)	5.2%	12.2%
Payout ratio	74.7%	76.4%
Payout ratio, excluding the effect of foreign currency hedge agreements	74.7%	77.1%

Other highlights for the three and six months ended June 30, 2008

  •
  Effective July 30, 2008, the Fund increased and amended its Canadian long-term debt facility.

  •
  Effective August 6, 2008, the Fund extended and amended its U.S. long-term debt facility.

  •
  Effective August 1, 2008, the Fund fixed the interest rate on U.S. $45,000 of variable rate demand solid waste disposal revenue bonds ("IRBs").

  •
  For the six months ended, the Fund completed four acquisitions comprised of three "tuck-in's", one in each of the Canadian, U.S. south and U.S. northeast segments, and one new market entry in the U.S. northeast.

  •
  DBRS re-affirmed their rating of BBB low on the Fund's Canadian senior secured series A and B debentures.

  •
  Standard & Poor's ("S&P") re-affirmed their rating of BB on the Fund's U.S. term loan and revolving credit facility.

  •
  The Trustees continue to actively work with management to review the Fund's corporate structure in response to changes to the taxation of income trusts and its related impact on the Fund's continuous improvement and growth strategy.

Review of Operations — For the three and six months ended June 30, 2008
(all amounts are in thousands of Canadian dollars, except foreign currency exchange rate amounts, unless otherwise stated)

Foreign Currency Exchange Rates

        The Fund reports its financial results in Canadian dollars, accordingly, changes in the foreign currency exchange rate between Canada and the U.S. impacts the translated value of the Fund's U.S. operating results. U.S. operating results are translated to Canadian dollars using the current rate method of accounting which applies the average foreign currency exchange rate in effect between Canada and the U.S. during the reporting period. U.S. assets and liabilities are translated to Canadian dollars at the foreign currency exchange rate in effect at the consolidated balance sheet date. Translation adjustments are included in other comprehensive income (loss) and are only included in the determination of net income when a reduction in the Fund's

        The U.S. segments' have been translated to Canadian dollars applying the investment in its foreign operations is realized following foreign currency exchange rates:

	2008			2007
	Consolidated Balance Sheet	Consolidated Statement of Operations and Comprehensive Income (Loss)		Consolidated Balance Sheet	Consolidated Statement of Operations and Comprehensive Income (Loss)
	Current	Average	Cumulative Average	Current	Average	Cumulative Average
December 31				$0.988	$0.982	$1.074
March 31	$1.028	$1.004	$1.004	$1.153	$1.172	$1.172
June 30	$1.019	$1.010	$1.007	$1.063	$1.098	$1.135

Foreign Currency Hedge

        A significant portion of the Fund's operating results, maintenance expenditures, interest on long-term debt, and cash income taxes reported in Canadian dollars, originate in the U.S. Operating and SG&A expenses, maintenance expenditures, interest on long-term debt, and cash income taxes originating in the U.S. are settled in U.S. dollars generated from U.S. operations which results in a natural cash flow hedge. A portion of the resulting free cash flow available for distribution(B) was hedged by three single rate hedge agreements through February 2008 to purchase 4,500 Canadian dollars monthly at an average foreign currency exchange rate of approximately $1.222. The purpose of these hedge agreements was to protect a portion of Canadian dollar denominated distributions, which are supported by U.S. dollar denominated cash flows, from fluctuations in the foreign currency exchange rate between Canada and the U.S. The Fund did not designate these derivative financial instruments as a hedge. Accordingly, changes in the fair value of these derivative financial instruments, non-cash items, are included in the determination of net income through February 2008. Since February 2008, the Fund has not entered into any additional foreign currency hedge agreements. The Fund continuously monitors its foreign currency exchange exposure.

Foreign Currency Exchange Impact on Consolidated Results

        The following table has been prepared to assist readers in assessing the impact of foreign currency exchange on the Fund's consolidated results for the three and six months ended June 30, 2008.

	Three months ended			Six months ended
	Fund results for 2008 less 2007 for the three months ended June 30	Impact of foreign currency exchange(1)	Organic growth, acquisitions and other non-operating changes	Fund results for 2008 less 2007 for the six months ended June 30	Impact of foreign currency exchange(1)	Organic growth, acquisitions and other non-operating changes
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Financial highlights
Revenues	$54,747	$(16,488)	$71,235	$96,794	$(42,941)	$139,735
Operating expenses	42,463	(10,680)	53,143	72,981	(27,462)	100,443
SG&A	5,473	(1,804)	7,277	8,816	(5,018)	13,834

EBITDA(A)	6,811	(4,004)	10,815	14,997	(10,461)	25,458
Amortization	4,364	(2,676)	7,040	9,023	(7,512)	16,535
Interest on long-term debt	4,224	(837)	5,061	7,704	(2,604)	10,308
Financing costs	930	(119)	1,049	66	(119)	185
Net gain on sale of capital assets	899	(12)	911	1,147	(19)	1,166
Net (gain) loss on financial instruments	(2,436)	1,050	(3,486)	4,756	(455)	5,211
Net foreign exchange loss (gain)	(13,483)	(24)	(13,459)	(15,728)	79	(15,807)
Other expenses	26	(3)	29	52	(8)	60

Income before income taxes and non-controlling interest	12,287	(1,383)	13,670	7,977	177	7,800

Net income tax expense (recovery)	1,361	(1,093)	2,454	(908)	134	(1,042)
Non-controlling interest	1,737	—	1,737	1,285	—	1,285

Net income	$9,189	$(290)	$9,479	$7,600	$43	$7,557

Review of Operations
Revenues — Canada	$14,735	$—	$14,735	$27,148	$—	$27,148
Revenues — U.S. south	$7,836	$(8,030)	$15,866	$13,117	$(21,344)	$34,461
Revenues — U.S. northeast	$32,176	$(8,458)	$40,634	$56,529	$(21,597)	$78,126
Operating expenses — Canada	$9,686	$—	$9,686	$18,563	$—	$18,563
Operating expenses — U.S. south	$4,111	$(5,109)	$9,220	$6,958	$(13,684)	$20,642
Operating expenses — U.S. northeast	$28,666	$(5,571)	$34,237	$47,460	$(13,778)	$61,238
SG&A — Canada	$2,120	$—	$2,120	$2,708	$—	$2,708
SG&A — U.S. south	$614	$(983)	$1,597	$942	$(2,720)	$3,662
SG&A — U.S. northeast	$2,739	$(821)	$3,560	$5,166	$(2,298)	$7,464
Cash generated from operating activities	$1,195	$(4,976)	$6,171	$15,674	$(6,593)	$22,267
Free cash flow available for distribution(B) (see page 9)	$2,058	$(1,705)	$3,763	$8,908	$(4,789)	$13,697
Maintenance and growth expenditures
Total	$(6,835)	$(2,385)	$(4,450)	$(6,098)	$(4,736)	$(1,362)
Maintenance — Canada	$1,427	$—	$1,427	$(305)	$—	$(305)
Maintenance — U.S.	$(787)	$(1,268)	$481	$(564)	$(2,516)	$1,952
Growth — Canada	$(3,471)	$—	$(3,471)	$(933)	$—	$(933)
Growth — U.S.	$(4,004)	$(1,117)	$(2,887)	$(4,296)	$(2,220)	$(2,076)

Notes:

(1)
U.S. segment results, stated in U.S. dollars, for the three and six month periods ended June 30, 2008 multiplied by the difference between the 2008 and 2007 average foreign currency exchange rates for the respective periods.

        The discussions to follow are in addition to the impact of foreign currency exchange fluctuations detailed in the table above.

Revenues

	Three months ended June 30			Six months ended June 30
	2008	2007	Change	2008	2007	Change
Total	$280,262	$225,515	$54,747	$524,609	$427,815	$96,794
Canada	$100,754	$86,019	$14,735	$186,522	$159,374	$27,148
U.S. south	$88,234	$80,398	$7,836	$168,050	$154,933	$13,117
U.S. northeast	$91,274	$59,098	$32,176	$170,037	$113,508	$56,529

        The increase in consolidated revenues for the three months ended is due in part to organic Canadian and U.S. segment growth, approximately $9,200 and $8,400 or 11.1% and 6.2%, respectively. Organic growth excludes the impact of fuel and environmental surcharges, acquisitions, and foreign currency translation.

        Organic revenue growth in Canada and the U.S., approximately $18,600 and $16,200 or 12.2% and 6.2%, respectively, contributed to the increase in consolidated revenues for the six months ended.

        For the three and six months ended, acquisitions, and surcharges for fuel and environmental expenses, were the primary contributors to the balance of the increases. In addition, the Fund's U.S. northeast segment continues to experience the impact of an overall economic slowdown, which in combination with increasing fuel costs, is affecting both volumes and pricing.

Operating expenses

	Three months ended June 30			Six months ended June 30
	2008	2007	Change	2008	2007	Change
Total	$170,351	$127,888	$42,463	$317,499	$244,518	$72,981
Canada	$54,740	$45,054	$9,686	$101,284	$82,721	$18,563
U.S. south	$56,337	$52,226	$4,111	$107,739	$100,781	$6,958
U.S. northeast	$59,274	$30,608	$28,666	$108,476	$61,016	$47,460

        Higher total disposal and labour costs, approximately $29,000 and $8,500, respectively, are attributable to higher internally collected waste volumes and higher costs to service new and existing customers, contracts, and acquisitions for the three months ended. Similarly, and for the same reasons outlined for the three months ended, higher disposal and labour costs for the six months ended amounted to $49,700 and $15,900. The balance of the change for both periods is due principally to higher vehicle operating costs, including but not limited to fuel and lubricants. The impact of increasing fuel prices is most pronounced for the Seneca Meadows landfill. Fuel and lubricants consumed to operate the landfill, together with fuel price increases charged by third party carriers of waste to the landfill, are being absorbed by the Fund, which is a direct result of current market operating conditions.

SG&A

	Three months ended June 30			Six months ended June 30
	2008	2007	Change	2008	2007	Change
Total	$31,666	$26,193	$5,473	$62,007	$53,191	$8,816
Canada	$11,428	$9,308	$2,120	$22,498	$19,790	$2,708
U.S. south	$11,008	$10,394	$614	$21,415	$20,473	$942
U.S. northeast	$9,230	$6,491	$2,739	$18,094	$12,928	$5,166

        Higher salary expense represents approximately $2,300 and $4,100 of the three and six month period increases, respectively. Acquisition and organic growth are the primary reasons for the increases in salary expense. Higher facility, office, and travel expenditures, as a result of acquisition and organic growth, coupled with higher professional fees, are the primary reasons for the balance of the changes.

Amortization

	Three months ended June 30			Six months ended June 30
	2008	2007	Change	2008	2007	Change
Total	$45,736	$41,372	$4,364	$88,313	$79,290	$9,023
Canada	$15,574	$15,046	$528	$29,166	$28,447	$719
U.S. south	$12,726	$13,431	$(705)	$24,970	$26,441	$(1,471)
U.S. northeast	$17,436	$12,895	$4,541	$34,177	$24,402	$9,775

        In aggregate, higher intangible and capital asset amortization is due in large part to acquisitions and growth capital expenditures through 2007 and 2008 and represents approximately $3,100 and $3,600 of the three and $5,900 and $7,200 of the six period month increases, respectively. These increases were partially offset by a decline in landfill asset amortization, approximately $2,300 and $4,000 for the three and six months ended, respectively, due principally to lower landfill volumes and foreign currency translation.

Interest on long-term debt

	Three months ended June 30			Six months ended June 30
	2008	2007	Change	2008	2007	Change
Total	$12,695	$8,471	$4,224	$26,069	$18,365	$7,704
Canada	$2,782	$2,545	$237	$5,566	$4,970	$596
U.S.	$9,913	$5,926	$3,987	$20,503	$13,395	$7,108

        Financing the Winters Bros. Waste Systems, Inc. ("Winter Bros.") acquisition entirely with long-term debt is the primary reason for the three and six month U.S. segment increase. The balance of the U.S. segment change is due to borrowing for growth expenditures, working capital, and acquisition financing, partially offset by a decline in the variable lending rate and IRB financings completed in 2007. The Canadian segment increase for the three and six months ended is on account of financing acquisitions, growth, and working capital expenditures.

Financing costs

	Three months ended June 30			Six months ended June 30
	2008	2007	Change	2008	2007	Change
Total	$930	$—	$930	$930	$864	$66
Canada	$—	$—	$—	$—	$150	$(150)
U.S.	$930	$—	$930	$930	$714	$216

        The Fund incurred financing costs in connection with an amendment to its U.S. long-term debt facility and raising IRB's in the state of Texas in 2008 and 2007, respectively agreement was the reason for financing costs incurred in 2007.

Net gain on sale of capital assets

	Three months ended June 30			Six months ended June 30
	2008	2007	Change	2008	2007	Change
Total	$(127)	$(1,026)	$899	$(87)	$(1,234)	$1,147
Canada	$(234)	$(238)	$4	$(237)	$(407)	$170
U.S.	$107	$(788)	$895	$150	$(827)	$977

        The disposition of certain equipment in Canada and the U.S. resulted in the net gains or losses on sale.

Net (gain) loss on financial instruments

	Three months ended June 30			Six months ended June 30
	2008	2007	Change	2008	2007	Change
Total	$(5,497)	$(3,061)	$(2,436)	$3,550	$(1,206)	$4,756
Canada	$(55)	$(50)	$(5)	$(33)	$(50)	$17
U.S.	$(5,442)	$(3,011)	$(2,431)	$3,583	$(1,156)	$4,739

        For the three and six months ended, the Canadian segment gain on financial instruments relates to changes in the fair value of funded landfill post-closure costs.

        The U.S. segment gain and loss for the three and six months ended, respectively, is due to changes in the fair value of interest rate swaps. Interest rate fluctuations, coupled with shorter terms to maturity, are the primary reasons for the resulting changes.

Net foreign exchange loss (gain)

	Three months ended June 30			Six months ended June 30
	2008	2007	Change	2008	2007	Change
Total	$—	$13,483	$(13,483)	$(624)	$15,104	$(15,728)
Canada	$—	$14,324	$(14,324)	$(5)	$16,305	$(16,310)
U.S.	$—	$(841)	$841	$(619)	$(1,201)	$582

        Unrealized foreign exchange losses on translation of the Fund's U.S. note receivable ("U.S. note") from IESI were recorded in the Fund's Canadian segment 2007 results. The U.S. note was cancelled in August 2007 resulting in no comparable gains or losses for the three and six months ended in 2008. Net foreign exchange gains realized by the Fund's U.S. segment are principally attributable to gains realized on the settlement of foreign currency hedge agreements through February 2008.

Other expenses

	Three months ended June 30			Six months ended June 30
	2008	2007	Change	2008	2007	Change
Total	$26	$—	$26	$57	$5	$52
Canada	$—	$—	$—	$—	$—	$—
U.S.	$26	$—	$26	$57	$5	$52

        Other expenses are comprised of management bonus costs related to certain acquisitions.

Net income tax expense (recovery)

	Three months ended June 30			Six months ended June 30
	2008	2007	Change	2008	2007	Change
Total	$6,522	$5,161	$1,361	$(1,539)	$(631)	$(908)
Canada	$215	$352	$(137)	$(489)	$1,427	$(1,916)
U.S.	$6,307	$4,809	$1,498	$(1,050)	$(2,058)	$1,008

        Upon cancellation of the Fund's note and concurrent restructuring, the restructured U.S note (the "note") resides in a Canadian non-operating subsidiary of the Fund. The note carries an interest charge which management believes will be applied against taxable income prior to expiry. For the three months ended, losses generated by the note resulted in approximately $1,700 of future income tax recoveries in 2008. In the comparative period, approximately $2,000 of future income tax recoveries were recorded in response to changes in tax legislation which resulted in the recognition of timing differences present in a wholly-owned flow through entity. For the six months ended, losses generated by the note were partially offset by adjustments to the tax base of various assets and non-capital losses, approximately $800, and higher current income tax expense, approximately $800.

        For the three months ended, the increase in net income tax expense for the Fund's U.S. segment is due to lower future income tax recoveries partially offset by lower current income tax expense. Lower future income tax recoveries are due largely to the utilization of loss carryforwards, which reduces future income tax assets and results in higher future income tax expense, approximately $5,400, partially offset by higher income tax recoveries related to timing differences for landfill closure and post-closure costs and intangibles, approximately $1,500 and $2,100, respectively.

        The reason for the U.S. segment decrease in recovery for the six months ended is consistent with that outlined for the three months ended. Lower future income tax recoveries are due largely to the utilization of loss carryforwards, approximately $10,300, partially offset by higher income tax recoveries related to timing differences for landfill closure and post-closure costs, intangibles, and other liabilities (interest rate swaps), approximately $1,800, $5,000 and $1,600, respectively.

Non-controlling interest

        The non-controlling interest's share of net income amounts to $2,911 and $4,609 (2007 — $1,174 and $3,324) for the three and six months ended June 30, 2008. Non-controlling interest, recorded on the Fund's consolidated balance sheet, represents the initial value of issued PPSs, net of exchanges and cancellations since issuance, plus or minus the non-controlling interest's share of net income or loss, transition adjustments, and dividends declared.

Other Performance Measures — For the three and six months ended June 30, 2008
(all amounts are in thousands of Canadian dollars, except per trust unit and PPS amounts)

Free cash flow available for distribution(B)

Purpose and objective

        The purpose of presenting this non-GAAP measure is to calculate the amount available for distribution to unitholders and non-controlling interests. The Fund's primary objective is to grow free cash flow.

Payout ratio

        Management's distribution philosophy is to maintain an annual payout ratio which is less than 90.0%. The annual payout ratio represents the percentage of distributions and dividends declared divided by free cash flow available for distribution(B). Establishing an annual payout ratio which is less than 90.0% permits the Fund to use excess free cash flow available for distribution(C), representing the difference between free cash flow available for distribution(B) and distributions and dividends declared, for the following primary purposes: invest in strategic and accretive acquisitions; invest in growth capital; invest in infrastructure, including but not limited to new buildings; repay long-term debt to lower interest expense; absorb financing costs; and, maintain distributions during periods of lower earnings, lower cash flows and or periods of significant investment in maintenance expenditures or changes in working capital.

Excess free cash flow available for distribution(C)

        For the three and six months ended June 30, 2008, the Fund used all of its excess free cash flow available for distribution(C), excluding the repayment of long-term debt, for the purposes outlined above.

Covenants

        At June 30, 2008, the Fund's lenders have not demanded accelerated repayment of the Fund's term loan, revolving credit facilities, IRBs and senior secured series A and B debentures ("debentures"), collectively the long-term debt facilities. Accordingly, the Fund is not restricted by its various long-term debt facilities to meet its current or anticipated distributions and dividends. An event of default, if not remedied, would result in the acceleration of repayment of the respective long-term debt facility and ultimately restrict the Fund's ability to meet its current or anticipated distribution and dividend payments.

Current and future income taxes

        The Fund has unutilized tax losses available to shelter future taxable earnings from income tax. Management actively monitors its unutilized tax losses and works with various advisors to derive the maximum benefit from these losses. As unutilized tax losses are utilized or expire, the taxable earnings derived from the Fund's operating entities may be subject to tax. Accordingly, higher cash taxes will reduce the availability of free cash flow available for distribution(B). Tax incurred on taxable earnings is included in current income tax expense in the Fund's consolidated statement of operations and comprehensive income (loss).

Long-term debt

        The Fund's long-term debt facilities have various dates of maturity. Under normal operating conditions, these facilities are not subject to scheduled principal repayment in advance of their maturity dates and the Fund expects to extend, renew or replace its long-term debt facilities at or before maturity with similar or other long-term debt instruments or net proceeds derived from equity offerings. Accordingly, the Fund does not include any principal repayment of its long-term debt facilities in the determination of free cash flow available for distribution(B).

Distributions

        In periods where distributions and dividends declared exceed free cash flow available for distribution(B), the Fund is permitted under its revolving credit facilities, subject to various restrictions, to borrow amounts to honour its declared distribution. In the event that monies were not available from the Fund's revolving credit facilities, the Fund would consider curtailing a portion or all of its current and or future distributions. The Fund has no intention or ability to satisfy its distributions through revolving credit facility advances for a prolonged period of time.

Results

        Free cash flow available for distribution(B) totaled $41,825 and $81,765 for the three and six months ended June 30, 2008 versus $39,767 and $72,857 for the comparative periods ended June 30, 2007. Higher cash generated from operating activities, $1,195 and $15,674 for the three and six months ended, respectively, is due largely to organic and acquisition growth and is the primary reason for the increases. For the six months ended, lower non-cash working capital uses partially offset the increase in cash generated from operating activities. Lower non-cash working capital uses are due in large part to higher accounts receivable balances, on account of organic and acquisition growth and the timing of receipt, partially offset by higher cash payments made to satisfy accounts payable and accrued charges.

        Free cash flow available for distribution(B) per weighted average trust unit and PPS for the three and six months ended June 30, 2008 amounted to $0.61 and $1.19 and is $0.03 and $0.10 higher than the comparative periods ended June 30, 2007, respectively.

Free cash flow available for distribution(B) — cash flow approach

	Three months ended June 30			Six months ended June 30
	2008	2007	Change	2008	2007	Change
Cash generated from operating activities (per statement of cash flows)	$55,001	$53,806	$1,195	$97,935	$82,261	$15,674
Operating
Write-off of deferred costs	(191)	(33)	(158)	(919)	(68)	(851)
Changes in non-cash working capital items	7,145	6,074	1,071	17,724	24,538	(6,814)
Net change in landfill closure and post-closure costs(2)	(2,420)	(2,614)	194	(4,654)	(5,169)	515
Maintenance expenditures	(18,696)	(18,056)	(640)	(29,542)	(30,411)	869
Financing
Amortization of gain on settlement of bond forward contracts	56	56	—	112	112	—
Financing costs	930	—	930	930	864	66
Effect of foreign currency hedges to support Canadian dollar distributions	—	1,371	(1,371)	803	1,930	(1,127)
Realized foreign exchange gain	—	(837)	837	(624)	(1,200)	576

Free cash flow available for distribution(B)	$41,825	$39,767	$2,058	$81,765	$72,857	$8,908

Notes:

(2)
Net change in landfill closure and post-closure costs exclude acquired landfill closure and post-closure costs, foreign currency translation adjustments, and revisions to estimated cash flows or other items recorded to operating expense.

        Canadian Securities Administrators ("CSA") Staff Notice 52-306 and National Policy 41-201 concludes that distributable cash or free cash flow available for distribution(B) is, in all circumstances, a cash flow measure, and that distributable cash is fairly presented only when reconciled to cash flows from operating activities as presented in the issuer's financial statements. To arrive at free cash flow available for distribution(B) various adjustments, all of which are derived from actual financial results, are made to cash generated from operating activities, details of which are as follows:

Operating

         Write-off of deferred costs:    deferred costs represent costs which are deferred to a future period. Impaired landfill development costs are included in operating costs but are added back in the determination of cash generated from operating activities, a non-cash item. These costs are not contemplated in the determination of productive capacity and are therefore reflected as a charge in the determination of free cash flow available for distribution(B).

         Changes in non-cash working capital items:    management of the Fund expects changes in non-cash working capital items to be insignificant year over year. Various working capital items, including but not limited to the timing of receivables collected and payment of payables and accruals, can have a significant impact on the determination of free cash flow available for distribution(B). Accordingly, management excludes the impact of changes in non-cash working capital items to remove the resulting variability of including such amounts in the determination of free cash flow available for distribution(B). Realized changes in working capital and working capital acquired by way of acquisition are typically funded from excess free cash flow available for distribution(C) or the Fund's revolving credit facilities.

         Net change in landfill closure and post-closure costs:    amounts capitalized to landfill assets in respect of landfill closure and post-closure costs are immediately amortized. Amortization of landfill assets represents an item not affecting cash in the determination of cash generated from operating activities. In addition, landfill closure and post-closure expenditures are removed from the determination of cash generated from operating activities. It is management's intention to effectively charge unitholders with the accrued costs of closure and post-closure obligations as they are incurred. It is management's view that closure and post-closure accruals are obligatory in nature even though there is some discretion as to when these obligations are satisfied. Accordingly, management deducts the net change in landfill closure and post-closure costs from cash generated from operating activities.

         Maintenance expenditures:    see Other Performance Measures — Maintenance and growth expenditures section of this MD&A.

Financing

         Amortization of gain on settlement of bond forward contracts:    the Fund realized a gain on the settlement of two bond forward contracts in the second quarter of 2004. The bond forward contracts were entered into in advance of closing the debt private placement to manage the risk of interest rate volatility prior to its closing. For accounting purposes, the Fund recognized a $1,550 gain on the settlement of the bond forward contracts. Management is of the view that the gain is directly related to the underlying debt private placement and the gain is therefore amortized to free cash flow available for distribution(B) on a basis consistent with the terms of the underlying.

         Financing costs:    financing costs represent costs incurred to amend long-term debt facilities. These amounts are typically funded from excess free cash flow available for distribution(C) or the Fund's revolving credit facilities.

         Effect of foreign currency hedges to support Canadian dollar distributions:    the Fund had three single rate hedge agreements to protect a portion of its Canadian dollar denominated distributions, which are supported by U.S. dollar denominated cash flows, from fluctuations in the foreign currency exchange rate between Canada and the U.S. Realized foreign exchange gains are included in net foreign exchange loss or (gain) in the Fund's consolidated statement of operations and comprehensive income (loss). Realized gains or losses affect the Fund's ability to distribute cash and accordingly management includes realized gains or losses on foreign currency hedges in the determination of free cash flow available for distribution(B).

         Realized foreign exchange loss (gain):    realized foreign exchange losses and gains are included in the determination of cash generated from operating activities. These amounts are also included in the effect of foreign currency hedges to support Canadian dollar distributions. Accordingly, realized foreign exchange losses and gains are removed from the determination of free cash flow available for distribution(B) to avoid their inclusion twice.

Free cash flow available for distribution(B) — operations approach

        Trustees and management of the Fund typically calculate free cash flow available for distribution(B) using an operations approach. Management views EBITDA(A) as a proxy for cash derived from operations and is required under the terms of its long-term debt facilities to prepare a similar calculation for its lenders. Accordingly,

Trustees and management continue to use the operations approach when calculating free cash flow available for distribution(B) and when assessing the Fund's payout ratio.

	Three months ended June 30			Six months ended June 30
	2008	2007	Change	2008	2007	Change
EBITDA(A)	$78,245	$71,434	$6,811	$145,103	$130,106	$14,997
Amortization of capitalized landfill asset closure and post-closure costs, including revisions to estimated cash flows not recorded to operating expense	(2,017)	(2,623)	606	(3,715)	(4,903)	1,188
Interest on long-term debt	(12,695)	(8,471)	(4,224)	(26,069)	(18,365)	(7,704)
Management transaction bonuses (other expenses)	(26)	—	(26)	(57)	(5)	(52)
Current income taxes	(3,042)	(3,944)	902	(4,870)	(5,607)	737
Maintenance expenditures	(18,696)	(18,056)	(640)	(29,542)	(30,411)	869
Effect of foreign currency hedges to support Canadian dollar distributions	—	1,371	(1,371)	803	1,930	(1,127)
Amortization of gain on settlement of bond forward contracts	56	56	—	112	112	—

Free cash flow available for distribution(B)	$41,825	$39,767	$2,058	$81,765	$72,857	$8,908

         Amortization of capitalized landfill asset closure and post-closure costs, including revisions to estimated cash flow not recorded to operating expenses:    see Free cash flow available for distribution(B) — cash flow approach — Operating section of this MD&A.

         Interest on long-term debt:    interest on long-term debt represents a cash cost of carrying long-term debt to finance the Fund's continuing operations. Interest on long-term debt reduces the amount of cash available for distribution as these monies are paid to the Fund's lenders. Accordingly, interest on long-term debt is deducted from EBITDA(A) in the determination of free cash flow available for distribution(B).

         Management transaction bonuses (other expenses):    management transaction bonuses represent cash costs associated with fulfilling obligations to certain management that were not funded from proceeds of the related transaction.

         Current income taxes:    current income taxes represent a cash cost to the Fund in respect of provincial, state and federal taxes, including withholding taxes on certain payments received by the Fund from foreign sources. Current income taxes reduce the amount of cash available for distribution as these monies are paid to various government authorities. Accordingly, current income taxes are deducted from EBITDA(A) in the determination of free cash flow available for distribution(B).

         Maintenance expenditures:    see Other Performance Measures — Maintenance and growth expenditures section of this MD&A.

         Effect of foreign currency hedges to support Canadian dollar distributions:    the Fund had three single rate hedge agreements to protect a portion of its Canadian dollar denominated distributions, which are supported by U.S. dollar denominated cash flows, from fluctuations in the foreign currency exchange rate between Canada and the U.S. Realized foreign exchange gains or losses are included in foreign exchange loss or (gain) in the Fund's consolidated statement of operations and comprehensive income (loss). The realization of gains or losses on foreign currency hedges increases or reduces the amount of cash available for distribution as these monies are paid to parties to the hedge transactions. Accordingly, gains or losses on foreign currency hedges to support Canadian dollar distributions are included in or deducted from EBITDA(A) in the determination of free cash flow available for distribution(B).

         Amortization of gain on settlement of bond forward contracts:    see Free cash flow available for distribution(B) — cash flow approach — Financing section of this MD&A.

Free cash flow available for distribution(B) — sources of funding

        In accordance with Ontario Securities Commission ("OSC") National Policy 41-201, the following table compares both cash generated from operating activities and net income to distributions and dividends paid to unitholders and participating preferred shareholders.

	Three months ended June 30	Six months ended June 30	Year ended December 31
	2008	2008	2007	2006
Cash generated from operating activities	$55,001	$97,935	$217,415	$185,698

Net income	$15,049	$23,825	$31,687	$32,743

Distributions and dividends paid to unitholders and participating preferred shareholders	$31,227	$62,454	$122,824	$113,649

Excess of cash generated from operating activities over distributions and dividends paid to unitholders and participating preferred shareholders	$23,774	$35,481	$94,591	$72,049

Shortfall of net income over distributions and dividends paid to unitholders and participating preferred shareholders	$(16,178)	$(38,629)	$(91,137)	$(80,906)

        Cash generated from operating activities is significantly higher than distributions and dividends paid to unitholders and participating preferred shareholders. The use of the resulting excess free cash flow available for distribution(C) is outlined in the Free cash flow available for distribution(B) — cash flow approach, Payout ratio and Excess free cash flow available for distribution(C) sections of this MD&A.

Free cash flow available for distribution(B) — shortfall of net income over distributions and dividends paid

        Distributions and dividends paid to unitholders and participating preferred shareholders are in excess of net income for all periods and years presented in the previous table. The following table outlines the primary reasons for the shortfall.

			Year ended December 31
		Six months ended June 30 2008
	Three months ended June 30 2008
			2007	2006
Shortfall of net income over distributions and dividends paid to unitholders and participating preferred shareholders	$(16,178)	$(38,629)	$(91,137)	$(80,906)

Distributions and dividends paid to unitholders include amounts paid to participating preferred shareholders while net income excludes the participating preferred shareholders (non-controlling interests) share of net income. Accordingly, the non-controlling interests share of net income is added back to arrive at a similar basis of comparison.

Non-controlling interest	2,911	4,609	6,320	7,191

Subtotal	(13,267)	(34,020)	(84,817)	(73,715)

			Year ended December 31
		Six months ended June 30 2008
	Three months ended June 30 2008
			2007	2006
Net income includes various non-cash items which have no effect on the Fund's ability to generate or distribute free cash flow.
Net gain on sale of capital assets	(127)	(87)	(1,434)	(443)
Net (gain) loss on financial instruments	(5,497)	3,550	9,384	3,363
Net foreign exchange loss (gain)	—	(624)	13,671	(2,578)
Future income tax expense (recovery)	3,480	(6,409)	(4,082)	7,307

Subtotal	(15,411)	(37,590)	(67,278)	(66,066)

Net income includes the payment of financing fees incurred on the amendment of lending facilities which were financed from revolving credit facilities proceeds or excess free cash flow available for distribution(C).

Financing costs	930	930	7,192	79

Subtotal	(14,481)	(36,660)	(60,086)	(65,987)

Amortization includes fair value adjustments for capital, landfill and intangible assets that are not required to sustain cash flows from operating activities. For the year ended December 31, 2006, amortization also includes amortization of deferred financing costs which were financed from proceeds of the related financing or from excess free cash flow available for distribution(C). Accordingly, all amortization amounts are added back and replaced with management's calculation of maintenance expenditures as outlined in the Other Performance Measures — Maintenance and growth expenditures section of this MD&A.

Amortization	45,736	88,313	161,006	148,128
Maintenance expenditures	(18,696)	(29,542)	(56,463)	(52,504)

Adjusted excess of net income over distributions and dividends paid to unitholders and participating preferred shareholders	$12,559	$22,111	$44,457	$29,637

        To arrive at excess free cash flow available for distribution(C) the following adjustments are made to the adjusted excess of net income over distributions and dividends paid to unitholders and participating preferred shareholders: amortization of capitalized landfill asset closure and post-closure costs, including revisions to estimated cash flows, deferred costs, effect of foreign currency hedges to support Canadian dollar distributions and amortization of gain on settlement of bond forward contracts. The rationale for each adjustment is outlined in the Other Performance Measures — Free cash flow available for distribution(B) — operations approach section of this MD&A.

        Management of the Fund contends that distributions and dividends paid to unitholders and participating preferred shareholders excludes an economic return of capital and that no cash shortfall exists based on the rationale presented in the previous table. Distributions and dividends paid to unitholders and participating preferred shareholders were all funded from cash generated from operating activities. Management of the Fund is of the opinion that cash generated from operating activities will continue into the foreseeable future and expects such amounts will be sufficient to meet current annualized distribution and dividend amounts per trust unit and PPS as established by the Trustees.

Return on investment and distributions

        Returns on an investment in trust units issued by the Fund are not comparable to returns on a fixed income security. The recovery and total return on an investment in the Fund is at risk and is subject to the variability of many factors. Distributions are dependent on a variety of factors including the Fund's ability to operate effectively, the Fund's financial and cash flow performance, efficient and continued sources of financing, variable interest rates, fluctuations in working capital, sustainability of margins, maintenance expenditure requirements, the deductibility of intercompany interest for tax purposes, cash taxes, foreign currency exchange rates, and distribution levels established by the Trustees from time to time. In addition, the market value of the Fund's trust units may decline if the Fund is unable to meet its current or future distribution declarations or expectations and the resulting decline may be significant. Distributions are established by the Trustees from time to time and are not guaranteed.

        It is important for investors to consider all risk factors that affect the Fund and to assess the stability and sustainability of its distributions. Risk factors affecting the Fund are detailed in the Fund's Annual Information Form which is filed on www.sedar.com.

        The composition of the Fund's distributions may change over time and may affect an investor's after-tax rate of return. Distributions may contain both a return on and/or return of capital. Returns on capital are generally taxed as ordinary income or dividends in the hands of unitholders while returns of capital are generally tax-deferred and reduce the unitholders cost base of their original investment in trust units of the Fund.

Maintenance and growth expenditures

	Three months ended June 30			Six months ended June 30
	2008	2007	Change	2008	2007	Change
Total	$34,553	$41,388	$(6,835)	$57,829	$63,927	$(6,098)

Maintenance:
Canada	$6,367	$4,940	$1,427	$9,731	$10,036	$(305)
U.S.	12,329	13,116	(787)	19,811	20,375	(564)

Total maintenance	$18,696	$18,056	$640	$29,542	$30,411	$(869)

Growth:
Canada	$4,988	$8,459	$(3,471)	$10,805	$11,738	$(933)
U.S.	10,869	14,873	(4,004)	17,482	21,778	(4,296)

Total growth	$15,857	$23,332	$(7,475)	$28,287	$33,516	$(5,229)

        Maintenance and growth expenditures include amounts accrued for capital and landfill assets received but for which payment remains outstanding. Accordingly, total maintenance and growth expenditure amounts presented in the table above will differ from total capital and landfill asset purchases presented in the Fund's consolidated statement of cash flows.

Maintenance

        Maintenance expenditures generally represent the outlay of monies to sustain current cash flows. Maintenance expenditures may include some or all of the following: the replacement of existing capital assets, including vehicles, equipment, containers, compactors, furniture, fixtures and computer equipment. Maintenance expenditures also include a charge for the consumption and maintenance of landfill airspace calculated as follows: the cost of landfill airspace from the date of purchase together with estimated landfill construction costs, including costs to maintain landfill disposal and productive capacity, for the balance of the landfill's permitted or deemed useful life, divided by the total remaining permitted or deemed permitted capacity, where capacity is measured in tonnes. The resulting amount is multiplied by capacity consumed in the respective period or year and represents the maintenance expenditure charge for the consumption of landfill airspace. The cost to construct and maintain landfill airspace is not linear. Accordingly, there may be periods or years where landfill construction and airspace maintenance costs exceed the maintenance expenditure charge for landfill airspace consumed. Landfill construction and airspace maintenance costs incurred in any period or year which exceed the maintenance expenditure charge are reflected as growth expenditures. In periods or years where landfill construction and airspace maintenance costs are lower than the maintenance expenditure charge for landfill airspace consumed, the resulting difference is reflected as a reduction of growth expenditures.

        For the three months ended, the Canadian segment increase is largely attributable to the timing of vehicle purchases, approximately $1,300 higher than the comparative period. The timing of vehicle purchases is the primary reason for the Canadian segment decline for the six months ended, partially offset by investments in computer equipment.

        The U.S. segment declines are due in large part to foreign currency exchange fluctuations. The comparative strength of the Canadian dollar, relative to the U.S. dollar, has resulted in an approximately $1,300 and $2,500 comparative decline in U.S. segment maintenance expenditures for the three and six months ended, respectively. These declines were partially offset by higher maintenance expenditures to support a larger business base, which is the result of organic and acquisition growth, and increasing costs to purchase maintenance capital.

Growth

        Growth expenditures generally represent the outlay of monies to generate new or future cash flows. Growth expenditures may include some or all of the following: vehicles, equipment, containers, compactors, furniture, fixtures and computer equipment to support new contract wins and organic business growth. Landfill construction costs, including costs to maintain landfill disposal capacity, which exceed the maintenance expenditure charge for consumed landfill airspace are characterized as growth expenditures until airspace is consumed in a subsequent period or year. Growth expenditures are funded from excess free cash flow available for distribution(C) or from the Fund's revolving credit facilities.

        Canadian segment residential contract wins which commenced in the three and six month periods ended in 2007 exceeded those that commenced in 2008 resulting in a decrease in comparative growth expenditures.

        Foreign currency fluctuations represent approximately $1,100 and $2,200 of the three and six month declines in U.S. segment growth expenditures. The timing of landfill expenditures, coupled with a decline in growth expenditures related to municipal contract wins in prior periods, also contributed to the U.S. segment declines in growth expenditures.

        Readers are reminded that revenue, EBITDA(A), and cash flow contributions derived from vehicles, equipment and container growth expenditures will materialize over the assets useful life. The Fund's typical pay back period benchmark is three to five years.

Maintenance expenditures — risks and uncertainties

        The Fund is required to maintain the productive capacity of various capital and landfill assets, including but not limited to vehicles and equipment and landfill disposal capacity. A failure to maintain or replace vehicles and equipment will typically result in higher operating and maintenance costs, and could impact revenues if the Fund cannot adequately service its customer base. A failure to maintain or replace landfill disposal capacity will ultimately result in a reduction of landfill revenues. The Fund is dependent on various suppliers to maintain satisfactory maintenance expenditure levels and costs. Supply disruptions or curtailments, rising procurement costs, the cost of technological advancement, government imposed regulation with regards to emissions or other regulations may impact revenues and operating costs, and all of these factors may impact free cash flow available for distribution(B).

Distributions
(all amounts are in thousands of Canadian dollars, except per trust unit and PPS amounts)

        The following table summarizes various details of the Fund's 2008 and 2007 distributions and dividends:

	Six months ended June 30
	Period	Monthly distribution per trust unit and PPS dividend	Annual distribution per trust unit and PPS dividend	Total trust unit distributions and PPS dividends declared	Percentage increase in total distributions and PPS dividends
2008	January – June	$0.1515	$1.8180	$62,454	2.6%

2007	January – June	$0.1515	$1.8180	$60,872

        The following tables present the Fund's payout ratio by quarter and annually and on a cumulative quarterly and annual basis, from inception:

2008	Q2	Q1	Total
Free cash flow available for distribution(B) (see page 9)	$41,825	$39,940	$81,765
Distributions declared, trust units	$26,165	$26,164	$52,329
Dividends declared, PPSs	5,062	5,063	10,125

Total distributions and dividends declared	$31,227	$31,227	$62,454

Payout ratio	74.7%	78.2%	76.4%

Cumulative payout ratio, from inception	80.2%	80.6%	80.2%

2007	Q4	Q3	Q2	Q1	Total
Free cash flow available for distribution(B) (see page 9)	$47,628	$48,001	$39,767	$33,090	$168,486
Distributions declared, trust units	$26,165	$26,154	$26,016	$24,553	$102,888
Dividends declared, PPSs	5,062	5,073	5,211	5,092	20,438

Total distributions and dividends declared	$31,227	$31,227	$31,227	$29,645	$123,326

Payout ratio	65.6%	65.1%	78.5%	89.6%	73.2%

Cumulative payout ratio, from inception	80.8%	82.3%	84.2%	84.8%	80.8%

2006	Q4	Q3	Q2	Q1	Total
Free cash flow available for distribution(B) (see page 9)	$39,283	$38,762	$33,250	$30,562	$141,857
Distributions declared, trust units	$24,369	$23,802	$22,775	$22,775	$93,721
Dividends declared, PPSs	5,351	5,227	5,002	5,002	20,582

Total distributions and dividends declared	$29,720	$29,029	$27,777	$27,777	$114,303

Payout ratio	75.7%	74.9%	83.5%	90.9%	80.6%

Cumulative payout ratio, from inception	84.3%	85.4%	86.8%	87.2%	84.3%

Summary of Quarterly Results
(all amounts are in thousands of Canadian dollars, except per trust unit amounts)

2008	Q2	Q1	Total
Revenues
Canada	$100,754	$85,768	$186,522
U.S. south	88,234	79,816	168,050
U.S. northeast	91,274	78,763	170,037

Total revenues	$280,262	$244,347	$524,609

Net income	$15,049	$8,776	$23,825

Net income per weighted average trust unit, basic and diluted	$0.26	$0.15	$0.41

2007	Q4	Q3	Q2	Q1	Total
Revenues
Canada	$89,418	$87,735	$86,019	$73,355	$336,527
U.S. south	$77,479	82,278	80,398	74,535	314,690
U.S. northeast	$84,132	68,500	59,098	54,410	266,140

Total revenues	$251,029	$238,513	$225,515	$202,300	$917,357

Net income	$4,922	$10,540	$5,860	$10,365	$31,687

Net income per weighted average trust unit, basic and diluted	$0.09	$0.18	$0.10	$0.19	$0.56

2006	Q4	Q3	Q2	Q1	Total
Revenues
Canada	$74,943	$76,891	$72,329	$64,477	$288,640
U.S. south	70,097	67,183	66,021	63,820	267,121
U.S. northeast	55,279	55,907	54,305	50,567	216,058

Total revenues	$200,319	$199,981	$192,655	$178,864	$771,819

Net income	$10,168	$10,457	$7,190	$4,928	$32,743

Net income per weighted average trust unit, basic and diluted	$0.19	$0.20	$0.13	$0.09	$0.61

Total approximate quarterly revenue growth from Q2 2006 to Q2 2008

Revenues — Q2 2006	$192,700

Revenue growth additions:
Acquisitions completed from 2006 to 2008	53,400
Net price, volume, and fuel and environmental surcharge growth, net of foreign currency translation	34,200

Revenues — Q2 2008	$280,300

Financial Condition
(all amounts are in thousands of Canadian dollars, unless otherwise stated)

Selected Consolidated Balance Sheet Information

	Canada — June 30, 2008	U.S. — June 30, 2008	Consolidated — June 30, 2008	Canada — December 31, 2007	U.S. — December 31, 2007	Consolidated — December 31, 2007
Accounts receivable	$55,410	$72,886	$128,296	$51,897	$63,954	$115,851
Intangibles	$29,633	$108,899	$138,532	$33,736	$110,950	$144,686
Goodwill	$63,789	$579,795	$643,584	$61,461	$555,073	$616,534
Deferred costs	$4,084	$4,216	$8,300	$3,502	$3,804	$7,306
Capital assets	$155,976	$275,647	$431,623	$144,681	$260,219	$404,900
Landfill assets	$188,508	$460,027	$648,535	$194,039	$450,672	$644,711
Working capital
(deficit) position — (current assets less current liabilities)	$(34,577)	$3,057	$(31,520)	$(3,423)	$(21,921)	$(25,344)

Accounts receivable

Change — Consolidated June 30, 2008 versus December 31, 2007	$12,445
Change — Canada — June 30, 2008 versus December 31, 2007	$3,513
Change — U.S. — June 30, 2008 versus December 31, 2007	$8,932

        An acquisition completed in the second quarter of 2008 increased accounts receivable by approximately $2,000. The timing of certain residential customer collections and higher comparative landfill volumes is the primary reason for the balance of the Canadian segment increase.

        Foreign currency translation, acquisitions and amounts owing from a single customer in the U.S., approximately $2,100, $1,300 and $1,200, respectively, are the primary reasons for the U.S. segment increase. Organic growth and timing of collections represents the balance of the change.

Intangibles

Change — Consolidated June 30, 2008 versus December 31, 2007	$(6,154)
Change — Canada — June 30, 2008 versus December 31, 2007	$(4,103)
Change — U.S. — June 30, 2008 versus December 31, 2007	$(2,051)

        Amortization, approximately $6,900, was partially offset by intangibles recognized on an acquisition, approximately $2,800, for the Fund's Canadian segment.

        Amortization, approximately $9,400, and fair value adjustments to preliminary purchase price allocations recorded in prior periods, approximately $3,200, represent, in aggregate, $12,600 of the decline in U.S. segment intangibles. These amounts were partially offset by intangibles recognized on acquisitions completed in 2008, approximately $7,100, and foreign currency translation, approximately $3,400.

Goodwill

Change — Consolidated June 30, 2008 versus December 31, 2007	$27,050
Change — Canada — June 30, 2008 versus December 31, 2007	$2,328
Change — U.S. — June 30, 2008 versus December 31, 2007	$24,722

        Goodwill recognized on an acquisition completed in the Fund's Canadian segment is the reason for the increase.

        Foreign currency translation represents approximately $17,200 of the increase in U.S. segment goodwill while goodwill recognized on U.S. segment acquisitions completed in the period amounted to approximately

$7,900. Fair value adjustments to preliminary purchase price allocations recorded in prior periods, partially offset contingent landfill payments recorded to goodwill, and together represent the balance of the change.

Deferred costs

Change — Consolidated June 30, 2008 versus December 31, 2007	$994
Change — Canada — June 30, 2008 versus December 31, 2007	$582
Change — U.S. — June 30, 2008 versus December 31, 2007	$412

        Deferred costs incurred for landfill development initiatives in the Fund's Canadian segment, approximately $1,300, exceeded write-offs, approximately $700. Landfill development initiatives are specific to permitting a new Calgary landfill site and extending the current Lachenaie landfill permit.

        The increase in U.S. segment deferred costs is due to a combination of corporate development activities, approximately $200 and foreign currency translation.

Capital assets

Change — Consolidated June 30, 2008 versus December 31, 2007	$26,723
Change — Canada — June 30, 2008 versus December 31, 2007	$11,295
Change — U.S. — June 30, 2008 versus December 31, 2007	$15,428

        The increase in Canadian segment capital assets is primarily attributable to vehicle, equipment, and container purchases, totaling approximately $16,300 and working capital adjustments, representing additions which remain unpaid, approximately $800. Capital asset additions were incurred in respect of new contract wins, organic growth, and capital asset maintenance. Acquisitions contributed approximately $6,100 to the Canadian segment increase, while amortization, approximately $11,900, partially offset the sum of the foregoing.

        The increase in U.S. segment capital assets is a function of the following: capital asset purchases, approximately $21,300, capital assets acquired through acquisition, approximately $7,500, fair value adjustments to preliminary purchase price allocations recorded in the prior year, approximately $6,500, and foreign currency translation, approximately $8,100. Capital asset purchases are principally comprised of vehicle, equipment and container purchases in support of new contract wins, organic growth, and capital asset maintenance. These increases were partially offset by amortization, approximately $26,700, and working capital adjustments, approximately $500. The balance of the U.S. segment change is due to the sale of various capital assets.

Landfill assets

Change — Consolidated June 30, 2008 versus December 31, 2007	$3,824
Change — Canada — June 30, 2008 versus December 31, 2007	$(5,531)
Change — U.S. — June 30, 2008 versus December 31, 2007	$9,355

        Amortization, including the amortization of capitalized landfill asset closure and post-closure costs, approximately $10,400, coupled with working capital adjustments, approximately $1,400, are the primary reasons for the Canadian segment decline in landfill assets. These amounts were partially offset by additions, approximately $4,800, coupled with capitalized landfill closure and post-closure costs, a non-cash item, approximately $1,500. Landfill construction efforts were principally carried out at the Fund's Lachenaie landfill during the period.

        Foreign currency translation, approximately $13,900, coupled with additions and capitalized landfill closure and post-closure costs, approximately $16,400 and $2,200, respectively, are in aggregate the primary reason for the U.S. segment increase. Amortization, approximately $20,900, coupled with amortization of capitalized landfill closure and post-closure costs, approximately $2,200, partially offset the aforementioned increases. Landfill construction at the Fund's Seneca Meadows site is a large contributor to landfill asset additions.

Working capital (deficit) position

Change — Consolidated June 30, 2008 versus December 31, 2007	$(6,176)
Change — Canada — June 30, 2008 versus December 31, 2007	$(31,154)
Change — U.S. — June 30, 2008 versus December 31, 2007	$24,978

        The classification of Canadian senior secured series A debentures, $47,000, from long-term to current is the primary reason for the weakening working capital position. This change was partially offset by an increase in cash and cash equivalents, accounts receivable, and income taxes recoverable, approximately $2,400, $3,500, and $2,600, respectively, and a decline in accounts payable, accrued charges and income taxes payable, approximately $2,200, $2,100, and $1,000, respectively, all of which resulted in a strengthening working capital position. The increase in cash and cash equivalents is due in large part to the timing of cheque releases which accounts for approximately $1,400 of the change. Changes in accounts receivable are outlined above, while the increase in income taxes recoverable and decline in income taxes payable is due to the timing of installment payments made in the current year. The decline in accounts payable and accrued charges are due largely to the timing of capital and landfill expenditures and compensation amounts accrued at December 31, 2007 and paid in the current period.

        At December 31, 2007, the Fund had accrued amounts payable to the original seller of the Seneca Meadows landfill totaling approximately U.S. $15,000. Payment in the current period is the primary cause of the strengthening U.S. segment working capital position as the payment was financed with long-term debt. The balance of the change is largely attributable to a decline in accounts payable due primarily to the timing of payment for capital and landfill asset purchases and an increase in accounts receivable which is outlined above.

Disclosure of outstanding trust unit data

	June 30, 2008
	Trust units	$
Trust units	57,569	1,006,772
Class A units	—	—

Total contributed equity	57,569	1,006,772

Trust units

        An unlimited number of trust units may be issued. Each trust unit is transferable, voting and represents an equal and undivided beneficial interest in any distributions from the Fund whether of income, net realized capital gains or other amounts and in any net assets of the Fund in the event of termination or wind-up.

Class A unit

        IESI, as holder of the Class A unit, has the right to vote with trust units of the Fund on all matters on a basis of one vote for each trust unit receivable upon exercise of each PPS exchange right. The Class A unit will generally vote together with trust units of the Fund at all unitholder meetings or in respect of any written resolutions of unitholders. The holder of the Class A unit has the right to designate up to two Trustees of the Fund. The entitlement to designate Trustees is dependent on the ownership interest of the non-controlling interest and the right to designate two Trustees is conditional on the non-controlling interest holding an ownership interest in the Fund, on a fully diluted basis, in excess of 20%. If the ownership interest of the non-controlling interest falls below 20%, but is greater than 10%, the Class A unitholder has the right to designate one Trustee of the Fund. If the ownership interest of the non-controlling interest falls below 10%, the Class A unitholder has no right to designate any Trustees of the Fund. At June 30, 2008, the indirect ownership interest held by the non-controlling interest is approximately 16.2%.

        The Second Amended and Restated Declaration of Trust provides that, for so long as any PPSs remain outstanding, the Trustees shall not declare payable, pay or make any distribution of distributable cash flow, as defined therein, or any other distribution of cash or property on a trust unit of the Fund unless IESI declares a payment or dividend to holders of the PPSs in an amount equal to the per trust unit distribution payable to unitholders of the Fund. The Class A unit is redeemable at the option of the holder at any time or at the option of the Fund at any time after the date that no PPSs are outstanding and the Class A unit rights against the Fund have ceased. The redemption price of the Class A unit will be for a nominal amount.

Withholding taxes on foreign source income

        Withholding tax paid on foreign source income received by the Fund is available for pass through for the benefit of the Fund's unitholders. When applicable, withholding taxes on foreign source income represents a charge to current income tax expense on the Fund's consolidated statement of operations and comprehensive income (loss).

Non-controlling interest

        As of August 7, 2008, 10,879 PPSs have been converted into trust units of the Fund since issuance on January 21, 2005. Each holder of a PPS receives dividends equivalent to those received by holders of the Fund's trust units. Assuming all PPSs are exchanged for trust units of the Fund, 68,706 equivalent trust units would be outstanding at June 30, 2008.

Liquidity and Capital Resources
(all amounts are in thousands of Canadian dollars, except per tonne amounts, unless otherwise stated)

Long-term debt

        Summarized details of the Fund's long-term debt facilities as at June 30, 2008 are as follows:

	Available lending	Facility drawn at June 30, 2008	Letters of credit (not reported as long-term debt on the Consolidated Balance Sheets)	Current available capacity
Canadian long-term debt facilities — stated in Canadian dollars
Senior secured debentures, series A	$47,000	$47,000	$—	$—
Senior secured debentures, series B	$58,000	$58,000	$—	$—
Revolving credit facility	$150,000	$105,500	$24,964	$19,536
U.S. long-term debt facilities — stated in U.S. dollars
Term loan	$195,000	$195,000	$—	$—
Revolving credit facility	$575,000	$380,500	$170,076	$24,424
IRBs	$104,000	$104,000	$—	$—

        Effective July 30, 2008, the Fund entered into a Third Amending Agreement to its Fourth Amended and Restated Credit Agreement. The Third Amending Agreement increases the Canadian revolving credit facility commitment from $150,000 to $305,000 and decreases the accordion feature from $50,000 to $45,000. In addition, the Third Amending Agreement increases the pricing grid by one quarter of one percent and modifies one financial covenant. All other significant terms remain unchanged.

        Effective August 6, 2008, the Fund entered into a Fifth Amendment to its Amended and Restated Revolving Credit and Term Loan Agreement. The Fifth Amendment extends the maturity of the U.S. revolving credit facility to January 21, 2012, increases the U.S. revolving credit facility commitment to U.S. $588,500 from U.S. $575,000, and decreases the accordion feature from U.S. $50,000 to U.S. $36,500. In addition, the Fifth Amendment increases the applicable margin on the pricing grid by one quarter of one percent throughout. All other significant terms remain unchanged.

        Effective August 1, 2008, the Fund remarketed $45,000 of IRBs. The amended and restated IRBs, which originally bore interest at LIBOR less an applicable discount, bear interest at 6.625% for a term of 5 years. In conjunction with the remarketing, S&P affirmed IESI's BB long term corporate rating, with an outlook of stable, and issued a new B+ rating on the remarketed IRBs.

        At June 30, 2008, the Fund's lenders have not demanded accelerated repayment of its long-term debt facilities. On a consolidated basis, the Fund's long-term debt, including the current portion, to last twelve months EBITDA(A) ratio is 3.11 times. Holding foreign exchange rates constant with those in effect at December 31, 2007 results in a long-term debt to last twelve months EBITDA(A) ratio of 2.98 times. Readers are reminded that contributions to EBITDA(A) from acquisitions completed within the last twelve months are not included in the foregoing ratio and that the Fund has two revolving credit facilities to support its Canadian and U.S. segment operations which require financial covenant tests to be prepared separately. Management of the Fund is confident that the Fund's long-term debt facilities, available capacities, including its accordion features, and access to other sources of long-term debt financing are sufficient to meet the Fund's near-term planned growth and development activities.

        A portion of the Fund's term loan, its two revolving credit facilities, and its IRBs are subject to interest rate fluctuations with bank prime, the 30 day rate on bankers' acceptances or LIBOR. The Fund has hedged U.S. $262,000 of variable rate interest on its U.S. long-term debt facility. The balance of drawings on the U.S. long-term debt facility, U.S. $313,500, together with amounts drawn on the Fund's Canadian revolving credit facility totaling $105,500, and amounts drawn on the IRBs, are subject to interest rate risk. A 1.0% rise or fall in the variable interest rate results in a U.S. $3,135, $1,055, and U.S. $1,040, change in annualized interest expense incurred on the Fund's U.S. long-term debt facility, Canadian revolving credit facility, and IRBs, respectively.

        The Fund is obligated under the terms of its debentures, term loan, revolving credit facilities, and IRBs (collectively the "facilities") to repay the full principal amount of each at their respective maturities. A failure to comply with the terms of any facility could result in an event of default which, if not cured or waived, could accelerate repayment of the relevant indebtedness. If repayment of the facilities were to be accelerated, there can be no assurance that the assets of the Fund would be sufficient to repay these facilities in full.

        The terms of the facilities contain restrictive covenants that limit the discretion of the Fund's management with respect to certain business matters. These covenants place restrictions on, among other things, the ability of the Fund to incur additional indebtedness, to create liens or other encumbrances, to pay distributions on trust units and dividends on PPSs above certain levels or make certain other payments, investments, loans and guarantees, and to sell or otherwise dispose of assets and merge or consolidate with another entity. In addition, the debentures and revolving credit facilities contain a number of financial covenants that require the Fund to meet certain financial ratios and financial condition tests. A failure to comply with the terms of the facilities could result in an event of default which, if not cured or waived, could result in accelerated repayment. If the repayment of the facilities were to be accelerated, there can be no assurance that the assets of the Fund would be sufficient to repay these facilities in full.

        The Fund's U.S. revolving credit facility restricts total annualized capital and landfill expenditures, less expenditures for new municipal contracts, to 1.1 times annual capital and landfill asset amortization. If opportunities arise that require growth capital expenditures that are in excess of the restrictive covenant, the Fund would seek a waiver of this covenant. Failure to receive the waiver could accelerate the repayment of the relevant indebtedness or result in the postponement of growth capital expenditures. If the repayment of the facility were to be accelerated, there can be no assurance that the assets of the Fund would be sufficient to repay this facility in full.

        Management of the Fund continues to actively review its financing alternatives.

Cash flows

	Three months ended June 30			Six months ended June 30
	2008	2007	Change	2008	2007	Change
Cash flows generated from (utilized in):
Operating activities	$55,001	$53,806	$1,195	$97,935	$82,261	$15,674
Investing activities	$(73,392)	$(70,833)	$(2,559)	$(115,150)	$(102,970)	$(12,180)
Financing activities	$14,999	$14,290	$709	$18,372	$23,715	$(5,343)

Operating activities

        Organic and acquisition growth is the primary reason for the increase in cash generated from operating activities, which resulted in EBITDA(A) growth of approximately $6,800 and $15,000 for the three and six month periods ended, respectively. Higher interest expense, due to financing the Winters Bros. acquisition with long-term debt facility advances and financing growth expenditures, approximately $4,200 and $7,700, respectively, partially offset the operating increases realized from organic and acquisition growth. A decline in cash taxes, approximately $900 and $700 for the three and six months, respectively, also contributed to the increase in operating cash flows. Financing costs incurred in the current three months ended, due to the amendment of U.S. long-term debt facilities, approximately $900, reduced the current cash generated from operations.

Investing activities

        The increase in cash utilized in investing activities is due in large part to completed acquisitions. Acquisitions completed in the three and six month periods in 2008 increased approximately $2,700 and $17,400, respectively, over the comparative periods. A payment made to the original seller of the Seneca Meadows landfill, approximately U.S. $15,000, is the primary reason for the six month period ended increase. The increase in acquisition investment was partially offset by a decline in capital and landfill asset purchases for the six months ended due principally to the timing of payments, effectively working capital adjustments.

Financing activities

        With the exception of the Fund's trust unit issuance and subsequent repayment of U.S. revolving credit facility advances, net proceeds from long-term debt advances and distributions and dividends paid to unitholders and participating preferred shareholders, are consistent, for the three months ended, with the comparative period. Marginally higher long-term debt repayments, approximately $2,700, and higher distributions and dividends paid to unitholders and participating preferred shareholders, approximately $2,100, is the primary reason for the decline in cash generated from financing activities for the six months ended. The Fund's trust unit issuance in 2007 is the reason for the increase in distributions and dividends paid to unitholders and participating preferred shareholders.

Seasonality

        Revenues are generally higher in spring, summer and autumn months due to higher collected and disposed of waste volumes. Higher collection and disposal revenues are partially offset by higher operating expenses to service and dispose of additional waste volumes.

Risks and Uncertainties

        The Fund is subject to various risks and uncertainties which are summarized below. Additional details are contained in the Fund's 2007 Annual Information Form filed on SEDAR, which can be found at www.sedar.com.

•
renewal or maintenance of landfill operating permits
•
modifications to landfill operating permits
•
continued focus on growth through acquisition
•
continued management of business growth
•
loss of contracts through competitive bidding or early termination
•
reliance on third party disposal customers
•
geographic concentration of operations
•
customer concentration
•
weather and seasonality
•
union labour agreements
•
fuel surcharge cost pass through
•
reliance on key management executives
•
localized decision making

•
surety bonds, letters of credit, and insurance
•
leverage, restrictive covenants, and capital requirements
•
uninsured and underinsured losses
•
legislation and governmental regulation
•
environmental regulation and litigation
•
environmental contamination
•
competition
•
governmental initiatives to reduce landfill disposal by encouraging alternatives
•
control of 4264126 Canada Limited
•
foreign exchange exposure
•
accounting estimates
•
internal control over financial reporting and disclosure control procedures
•
distributions are not guaranteed
•
nature of trust units
•
income tax matters in Canada, including the taxation of income trusts, and the United States
•
distribution of securities on redemption or termination of the Fund
•
unitholder liability
•
investment eligibility and foreign property
•
restrictions on certain unitholders and liquidity of trust units
•
future exchanges of the non-controlling interests investment

Outlook
(all amounts are in thousands of Canadian dollars, unless otherwise stated)

Overview

        Management is committed to employing its improvement and market-focused strategies with the goal of continuously delivering value to its unitholders. Management's objective is continuous improvement, which equates to continuous revenue growth coupled with effective cost management. New market entry, existing market densification, and landfill development will be a continued focus of the Fund as it looks for ways to expand its operations, increase customer density in strategic markets, and increase internalization. The Fund's strengths remain founded in the following: consistent historical organic growth, growth through strategic acquisition, strong competitive position, a solid customer base with long-term contracts, disciplined operating process, predictable maintenance expenditure requirements, and stable generation of free cash flow available for distribution(B). Management of the Fund remains committed to actively managing these strengths in the future.

Structure

        It is management's belief that the Fund requires both capital market breadth belief and certainty. Without these fundamentals, efficient access to, and cost of, capital diminish the attractiveness of acquisitions, which management contends is a key element to the Fund's past and future success and value driver. Accordingly, the Trustees continue to work actively with management to review the Fund's corporate structure with a committed goal of enhancing total return for its investors.

Strategic acquisitions

        The Fund is active in its review and pursuit of new market and strategic "tuck-in" acquisitions.

Maintenance expenditures

        For fiscal 2008, maintenance expenditures are expected to approximate $22,000 to $24,000 and U.S. $37,000 to U.S. $39,000 for the Canadian and U.S. operations, respectively. Maintenance expenditures are expected to be concentrated in the first three quarters, which may result in the declaration and payment of distributions and dividends in these quarters that are in excess of free cash flow available for distribution(B).

Growth expenditures

        For 2008, management expects to incur growth expenditures for the construction of landfill airspace capacity that will benefit a future period or periods, infrastructure, and to grow its collection operations.

Liquidity

        Management remains active in its review of interest rate alternatives and foreign currency exchange rates. Management remains confident that its long-term debt facilities, available capacities, including its accordion features, and access to other sources of long-term debt financing are sufficient to the meet the Fund's near-term planned growth and development activities.

Operations

        Significant landfill volumes have been received and may not continue at a similar rate.

        Management is active in various permit expansion efforts at certain landfills as permitted life is consumed. Additionally, management is actively reviewing alternatives to replace its Calgary landfill site and is also active in its efforts to expand the Lachenaie landfill. In April 2008, the Fund received a one year extension which allows the Lachenaie landfill to continue operating while management continues to work on a longer-term expansion initiative. Development spending in respect of the Lachenaie expansion initiative is included in deferred costs on the consolidated balance sheet.

        Residential and other government contracts bids may require significant growth expenditures.

        Fuel surcharges and environmental costs, including government imposed disposal charges, will continue to be passed through to the end customer, with a view to eliminating cost variability in its operating results and free cash flow available for distribution(B). Readers are reminded that increasing fuel costs, environmental costs, and government imposed disposal charges result in higher revenues and, all else equal, reduce the gross operating margin (defined as revenues less operating expenses divided by revenues).

Other

Taxation of income trusts

        On October 31, 2006, the Minister of Finance (Canada) announced proposed changes to the income tax treatment of distributions and allocations to and from the Fund. On June 12, 2007, the proposed legislation, with certain modifications, passed third reading and received royal assent on June 22, 2007. The proposals, which are effective for the 2011 taxation year, subject to certain conditions, make certain income earned by the Fund taxable in a manner similar to income earned by a corporation.

        On July 14, 2008, the Minister of Finance (Canada) released the proposed conversion rules for income trusts. The draft conversion rules are designed to permit an income trust to convert into a public corporation and wind-up without triggering adverse tax consequences to the income trust and its unitholders.

Financing strategic growth

        One of management's principal objectives is to grow organically and through strategic acquisition. Growth is dependent on the Fund's ability to access debt and equity in the capital markets. Any restrictions will affect the Fund's growth objective.

Withholding taxes on foreign source income

        Withholding taxes on foreign source income are recorded as current income tax expense on the consolidated statement of operations and comprehensive income (loss). An increase in dividends paid, or the erosion of IESI's ability to return capital, will result in increasing withholding taxes from foreign source income received by the Fund.

Optimization of tax losses and tax efficiency of structure

        Management periodically reviews its organizational structure to promote tax efficiency and optimize the use of tax losses within the structure. The Fund expects to incur additional reorganization costs in this regard.

Amortization

        In accordance with CICA 1581, business combinations, the Fund is required to apply the purchase method of accounting to all acquisitions. The purchase method of accounting requires the Fund to recognize the fair value of all assets acquired and liabilities assumed, including recognizing all intangible assets separately from goodwill. On acquisition, fair value adjustments typically increase the carrying amount of capital and landfill assets and typically results in the allocation of a portion of the purchase price to identified intangible assets. Accordingly, the Fund's amortization of capital, landfill and intangible assets not only includes amortization of original cost but also includes the amortization of fair value adjustments recognized on acquisition. Though the Fund has grown organically, a significant portion of its growth has been through acquisitions. Therefore, fair value adjustments included in the Fund's amortization expense are significant. The Fund's most notable fair value adjustments arose from the formation of the Fund's predecessor company, the initial public offering, and the Fund's acquisitions of; IESI, the Ridge landfill, and Winters Bros. Due to the inherent difficulty in isolating each fair value adjustment for every acquisition completed by the Fund, the following selected amounts demonstrate the impact fair value adjustments have on the Fund's amortization expense for the year ended December 31, 2007: fair value adjustments for landfill assets and recognized intangible assets on the Fund's initial public offering accounted for approximately $21,300, or 13.2%, of the Fund's 2007 amortization expense, and fair value adjustments for capital and landfill assets recognized on the Fund's acquisition of IESI accounted for approximately $20,000, or 12.4%, of the Fund's 2007 amortization expense. Fair value adjustments are recognized in amortization expense over the useful life of the underlying asset. For landfill assets, this is the landfills permitted or deemed permitted useful life. As the Fund continues to grow through acquisition, amortization expense will continue to increase. Increases will be partially offset by declines in fully amortized fair value adjustments.

Critical Accounting Estimates

Landfill closure and post-closure costs

        Costs associated with capping, closing and monitoring the landfill after it ceases to accept waste are recognized at fair value over the landfill's operating life which is the period over which the landfill accepts waste. The Fund develops estimates for closure and post-closure costs with input from its engineers, and landfill and accounting personnel. Estimates are reviewed at least once annually and consider the various regulations that govern each facility. Revenues derived from the Fund's landfill gas to energy facilities do not reduce the Fund's closure and post-closure cost estimates for periods during or post waste acceptance. The Fund's landfill closure and post-closure cost estimates approximate fair value, as quoted market prices are generally not available. Accordingly, the Fund develops its fair value estimates using present value techniques that consider and incorporate assumptions marketplace participants would use in the determination of these estimates, including inflation, markups, inherent uncertainties due to the timing of work performed, information obtained from third parties, quoted and actual prices paid for similar work and engineering estimates. Inflation assumptions are based on management's understanding of current and future economic conditions and the expected timing of expenditures. An inflation factor of 3.0% and 2.5% has been used in the derivation of fair value estimates for the Fund's Canadian and U.S. landfills, respectively. Fair value estimates are then discounted back to their present value using the credit adjusted risk free rate, which is the rate of interest that is essentially free of default risk, plus an adjustment for the Fund's credit standing. The credit adjusted risk free rate is based on management's understanding of current and future economic conditions and the expected timing of expenditures. Accordingly, the Fund has discounted landfill closure and post-closure costs using a credit adjusted risk free rate of 5.6% and 7.2% for its Canadian and U.S. landfills, respectively. Due to the inherent uncertainty in making these estimates, actual results could differ. Future changes in the Fund's credit standing do not change previously recorded closure and post-closure costs, but impact subsequent fair value calculations.

        Reliable estimates of market risk premiums are not available as there is no existing market for selling the responsibility of landfill closure and post-closure activities. Accordingly, the Fund has excluded any estimate of market risk premiums in the determination of fair value for landfill closure and post-closure costs.

        Upward revisions to estimated closure and post-closure costs are discounted using the current credit adjusted risk free rate. Downward revisions to estimated closure and post-closure costs are discounted using the credit adjusted risk free rate when the estimated closure and post-closure costs were originally recorded or a weighted average credit adjusted risk free rate if the period of original recognition cannot be identified.

        The Fund records the estimated fair value of landfill closure and post-closure costs as airspace is consumed. The total obligation will be fully accrued at the time these facilities cease to accept waste and are closed.

        Maintenance activities including: environmental monitoring, mowing and fertilizing, leachate management, well monitoring, buffer maintenance, landfill gas to energy collection and flaring systems, and other activities, are charged to operating expenses during the operating life of the landfill. These same costs are estimated and included in the Fund's landfill closure and post-closure accruals for all activities that occur post the landfill's operating life. Maintenance activities are generally required for a period of 30 years post waste acceptance.

        Accretion, representing an increase in the carrying amount of landfill closure and post-closure cost accruals due to the passage of time, is recognized as an operating expense in the consolidated statement of operations and comprehensive income (loss) and continues post waste acceptance.

        The assumptions included in the determination of closure and post-closure cost obligations are significant and numerous. Accordingly, it is not practical to disclose the sensitivity of each estimate in isolation or in aggregate or to provide a probable range of possible outcomes which may differ from recorded or disclosed amounts. Changes in estimated costs, the estimated closure and post-closure spending sequence, discount rates, and capacities may have a significant impact on future closure and post-closure cost obligations, the related landfill assets, and the results of operations. Changes to assumptions while a landfill is accepting waste is accounted for prospectively and reflected as a revision in estimated cash flows in the year of change. In subsequent periods, the impact of the change is recognized over the landfills estimated remaining useful life. Changes in assumptions that affect landfills which are no longer accepting waste are charged to operations when known.

        The following tables outline key assumptions used to determine the fair value of landfill closure and post-closure costs, the expected timing of landfill closure and post-closure expenditures, and reconcile beginning and ending landfill closure and post-closure costs:

June 30, 2008
Fair value of legally restricted assets	$6,751
Undiscounted closure and post-closure costs	$380,195
Credit adjusted risk free rate — Canadian segment landfills	5.6%
Credit adjusted risk free rate — U.S. segment landfills	7.2%

Expected timing of undiscounted landfill closure and post-closure expenditures
2008	$2,330
2009	9,395
2010	9,097
2011	5,123
2012	9,692
Thereafter	344,558

$380,195

	Three months ended June 30, 2008	Three months ended June 30, 2007
Landfill closure and post-closure costs, beginning of period	$63,085	$66,480
Provision for landfill closure and post-closure costs, during the period	2,081	2,623
Accretion expense, during the period	785	759
Landfill closure and post-closure expenditures, during the period	(382)	(768)
Foreign currency translation adjustment, during the period	(443)	(4,401)

Landfill closure and post-closure costs, end of period	$65,126	$64,693

	Six months ended June 30, 2008	Six months ended June 30, 2007
Landfill closure and post-closure costs, beginning of year	$58,843	$64,535
Provision for landfill closure and post-closure costs, during the period	3,853	4,903
Accretion expense, during the period	1,566	1,561
Landfill closure and post-closure expenditures, during the period	(627)	(1,295)
Foreign currency translation adjustment, during the period	1,491	(5,011)

Landfill closure and post-closure costs, end of period	$65,126	$64,693

        Readers are reminded that the Fund reports its financial results in Canadian dollars. Accordingly, changes in the foreign currency exchange rate between Canada and the U.S. impacts the translated value of the Fund's U.S. landfill assets and landfill closure and post-closure cost obligations and operating results. U.S. denominated amounts are settled in U.S. dollars from U.S. cash flows.

Environmental Matters

Legislation and governmental regulation

        The Fund is subject to extensive legislation and governmental regulation that may restrict or increase the cost of its operations.

        The Fund's equipment, facilities and operations are subject to extensive and changing federal, provincial, state and local laws and regulations relating to environmental protection, health, safety, training, land use, transportation and related matters. These include, among others, laws and regulations governing the use, treatment, transportation, storage and disposal of wastes and materials, air quality, water quality, permissible or mandatory methods of processing waste and the remediation of contamination associated with the release of hazardous substances. In addition, federal, provincial, state and local governments may change the rights they grant to, and the restrictions they impose on, waste management companies, and those changes could restrict the operations and growth of the Fund.

        The Fund's compliance with regulatory requirements is costly. The Fund may be required to enhance, supplement or replace its equipment and facilities and to modify landfill operations and, if it is unable to comply with applicable regulatory requirements, it could be required to close certain landfills. The Fund may not be able to offset the cost of complying with these requirements. In addition, environmental regulatory changes or an inability to obtain extensions to the life of a landfill could accelerate or increase accruals or expenditures for closure and post-closure monitoring and obligate the Fund to spend monies in addition to those currently accrued.

        Extensive regulations govern the design, operation, and closure of landfills. For example, in October 1991, the U.S. Environmental Protection Agency ("EPA") established minimum federal requirements for solid waste landfills under Subtitle D of The Federal Resource Conservation and Recovery Act of 1976, as amended. If IESI fails to comply with the Subtitle D regulations, it could be required to undertake investigatory or remedial activities, curtail operations or close a landfill temporarily or permanently, or be subject to monetary penalties. Moreover, if regulatory agencies fail to enforce the Subtitle D regulations vigorously or consistently, competitors whose facilities do not comply with the Subtitle D regulations or their state counterparts may obtain an advantage over IESI. The financial obligations of the Fund arising from any failure to comply with the Subtitle D regulations could harm its business and operating results.

        Certain of Fund's state, provincial, county and the Canada/U.S. national boundaries. In the future, the Fund's collection, transfer, and landfill operations may be affected by the proposed U.S. federal legislation governing interstate shipments of waste. Such proposed federal legislation could prohibit or limit the disposal of out-of-state waste (including waste from Canada) and may require states, under certain circumstances, to reduce the amount of waste exported to other states. If this or similar legislation is enacted in states in which IESI operates, it could have an adverse effect on the Fund's operating results, including IESI landfills that receive a significant portion of waste originating from out-of-state. In addition, management believes that several states have proposed or have considered adopting legislation that would regulate the interstate transportation and disposal of waste in the states' landfills.

        Collection, transfer, and landfill operations for IESI may also be affected by "flow control" legislation. Some states and local governments may enact laws or ordinances directing waste generated within their jurisdiction to a specific facility for disposal or processing. If this or similar legislation is enacted, state or local governments could limit or prohibit disposal or processing of waste in transfer stations or landfills or in third party landfills used by IESI.

        In 1996, the New York City Council enacted Local Law 42, which prohibits the collection, disposal or transfer of commercial and industrial waste without a license issued by the New York City Business Integrity Commission, formerly known as the Trade Waste Commission (the "Business Integrity Commission"), and requires Business Integrity Commission approval of all acquisitions or other business combinations in New York City proposed by all licensees. The need for review by the Business Integrity Commission could delay the Fund's consummation of acquisitions in New York City, which could limit its ability to expand its business in this region.

        From time to time, provincial, state or local authorities consider and sometimes enact laws or regulations imposing fees or other charges on waste disposed of at landfills. If additional fees are imposed in jurisdictions in which the Fund operates and it is not able to pass the fees through to its customers, the Fund's operating results would be negatively affected.

        The Fund and its senior representatives, managers and other employees must comply with the requirements of federal, provincial, and state legislation related to worker health and safety. These requirements can be onerous and include, in Canada, a requirement that any person that directs (or has the authority to direct) how another person does work or performs a task must take reasonable steps to prevent bodily harm to any person arising from that work or task. Failure to comply with these requirements may result in criminal or quasi-criminal proceedings and related penalties.

        The operational and financial effects discussed above associated with compliance with the laws and regulations and changes thereto to which the Fund will be subject, could require it to make significant expenditures or otherwise affect the way it operates its business, and could affect the Fund's financial condition and results of operations.

Environmental regulation and litigation

        The Fund may be subject to legal action relating to compliance with environmental laws, and to civil claims from parties alleging some harm as a consequence of migrating contamination, odours, and other releases to the environment or other environmental matters (including the acts or omissions of its predecessors) for which the business may be responsible. It may also be subject to court challenges of its operating permits.

        Solid waste management companies are often subject to close scrutiny by federal, provincial, state, and local regulators, as well as private citizens, and may be subject to judicial and administrative proceedings, including proceedings relating to their compliance with environmental and local land use laws.

        In general, environmental laws authorize federal, provincial, state or local environmental regulatory agencies and attorneys general (and in some cases, private citizens) to bring administrative or judicial actions for violations of environmental laws or to revoke or deny the renewal of a permit. Potential penalties for such violations may include, among other things, civil and criminal monetary penalties, imprisonment, permit suspension or revocation, and injunctive relief. These agencies and attorneys general may also attempt to revoke or deny renewal of the Fund's permits, franchises or licenses for violations or alleged violations of environmental laws or regulations. Under certain circumstances, citizens are also authorized to file lawsuits to compel compliance with environmental laws, regulations or permits under which the Fund will operate and to impose monetary penalties. Surrounding landowners or community groups may also assert claims alleging environmental damage, personal injury or property damage in connection with Fund's operations.

        From time to time, the Fund has received, and may in the ordinary course of business in the future receive, citations or notices from governmental authorities alleging that its operations are not in compliance with its permits or certain applicable environmental or land use laws or regulations. The Fund will generally seek to work with the relevant authorities and citizens and citizen groups to resolve the issues raised by these citations or notices. However, the Fund may not always be successful in resolving these types of issues without resorting to litigation or other formal proceedings. Any adverse outcome in these proceedings, whether formal or informal, could result in negative publicity, reduce the demand for Fund's results from operations. A significant judgment against the Fund, the loss of a significant permit or license or the imposition of a significant fine could also affect the Fund's financial condition and results of operations.

        IESI's future compliance with landfill gas management requirements under the Clean Air Act of 1970, as amended, may require installation of costly equipment, as well as incurring additional operating and maintenance costs.

Environmental contamination

        The Fund may have liability for environmental contamination associated with its own current and former facilities as well as third party facilities. The Fund may also be susceptible to negative publicity if it is identified as the source of potential environmental contamination.

        The Fund could be liable to federal, provincial or state governments or other parties if hazardous (or other regulated or potentially harmful) substances contaminate or have contaminated its properties, including soil or water under its properties, or if such substances from its properties contaminate or have contaminated the properties of others. The Fund could be liable for this type of contamination even if the contamination did not result from its activities or occurred before the Fund owned or operated the properties. The Fund could also be liable for such contamination at properties to which it transported such substances or arranged to have hazardous substances transported, treated or disposed. Certain environmental laws impose joint and several and strict liability in connection with environmental contamination, which means that the Fund could have to pay all recoverable damages, even if the Fund did not cause or permit the event, circumstance or condition giving rise to the damages. Moreover, many substances are defined as "hazardous" under various environmental laws and their presence, even in minute amounts, can result in substantial liability. While the Fund may seek contribution for these expenses from others, it may not be able to identify who the other responsible parties are and it may not be able to compel them to contribute to these expenses or they may be insolvent or unable to afford contribution. If the Fund incurs liability and if it cannot identify other parties whom it can compel to contribute to its expenses and who are financially able to do so, it could impact the Fund's financial condition and results of operations.

        In addition, the Fund has previously acquired, and may in the future acquire, businesses that may have handled and stored, or will handle and store, hazardous substances, including petroleum products, at their facilities. These businesses may have released substances into the soil or groundwater. They may also have transported or disposed of substances or arranged to have transported, disposed of or treated substances to or at other properties where substances were released into soil or groundwater. Depending on the nature of Fund's acquisition of these businesses, and other factors, the Fund could be liable for the cost of cleaning up any contamination, and other damages, for which the acquired businesses are liable. Any indemnities or warranties the Fund obtained or obtains in connection with the purchases of these businesses may not suffice to cover these liabilities, due to limited scope, amount or duration, the financial limitations of the party who gave or gives the indemnity or warranty or other reasons. Moreover, available insurance does not cover liabilities associated with some environmental issues that may have existed prior to attachment of coverage.

        The Fund could be subject to legal actions brought by governmental or private parties in connection with environmental contamination or discharges. Any substantial liabilities associated with environmental contamination, whether to federal, provincial or state environmental authorities or other parties, could affect the Fund's financial condition and results of operations.

        The currently inactive Tantalo landfill, which is located on the Seneca Meadows landfill, has been identified by the State of New York as an "Inactive Hazardous Waste Disposal Site". In September 2003, the Department of Environmental Conservation ("DEC") issued a consent order which requires the Seneca Meadows landfill to develop a hazardous waste disposal site remedial program for the landfill. Because the remediation effort is ongoing, the total cost of the remediation is subject to change. In October 2003, IESI purchased a 10 year "Clean-up Cost Cap Insurance Policy" which provides an additional U.S. $25,000 of coverage (with 10% co-pay)

in excess of a self-insured retention for the estimated remediation costs. If the total cost of expected compliance costs or any remediation substantially exceeds the Fund's applicable reserves and insurance coverage, it could affect the Fund's financial condition and results of operations.

Other

        Other estimates include, but are not limited to, the following: estimates of the Fund's allowance for doubtful accounts receivable; realization of future income tax assets; future earnings, income tax and other estimates used in the determination of the fair value of goodwill for the Fund's annual test of impairment; deferred cost recoverability assumptions; the useful life of capital and intangible assets; estimates and assumptions used in the determination of the fair value of contingent acquisition payments; accrued accident claims reserves; projected landfill construction and development costs and estimated permitted airspace capacity consumed in the determination of landfill asset amortization; estimated landfill remediation costs; various economic estimates used in the development of fair value estimates; and future income tax assets and liabilities.

New Accounting Policies Adopted

Financial instruments

        Effective January 1, 2008, the Fund adopted Canadian Institute of Chartered Accountants ("CICA") accounting standards, Financial Instruments — Disclosures (section 3862), Financial Instruments — Presentation (section 3863), and Capital Disclosures (section 1535), which collectively required additional disclosures pertaining to the significance, risk, and management of financial instruments, and capital disclosures as they relate to the Fund's objectives, policies, and process for managing capital.

New Accounting Policies Requiring Adoption

Goodwill and intangible assets

        CICA accounting standard, Goodwill and Intangibles (section 3064), replaces Goodwill and Other Intangibles (section 3062) and Research and Development Costs (section 3450). The primary changes to CICA 3064 establish standards for the recognition, measurement, presentation, and disclosure of internally generated goodwill and intangible assets. This section applies to annual and interim financial statements relating to fiscal years beginning on or after October 1, 2008, with early adoption encouraged. Adopting this section is not expected to have any impact on the Fund's consolidated financial statements.

International Financial Reporting Standards ("IFRS")

        On February 13, 2008, the Canadian Accounting Standards Board ("AcSB") confirmed that the use of IFRS will be effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. IFRS will replace Canadian GAAP and the Fund will be required to comply with IFRS no later than March 31, 2011. Management of the Fund is preparing its plan for transition and to assess the implications for financial reporting, information systems, internal control, and contractual arrangements. Management of the Fund expects the transition to IFRS will have significant effect on the Fund's consolidated financial statements and accompanying disclosures.

Definitions of EBITDA and free cash flow available for distribution

(A)
All references to "EBITDA" in Management's Discussion and Analysis are to "income before the following" on the consolidated statement of operations and comprehensive income (loss). "Income before the following" excludes some or all of the following: "amortization, interest on long-term debt, financing costs, net gain or loss on sale of capital and landfill assets, net gain or loss on financial instruments, net foreign exchange gain or loss, write-off of deferred financing costs, other expenses, income taxes, and non-controlling interest". EBITDA is a term used by the Fund that does not have a standardized meaning prescribed by Canadian generally accepted accounting principles ("GAAP") and is therefore unlikely to be comparable to similar measures used by other issuers. EBITDA is a measure of the Fund's operating profitability, and by definition, excludes certain items as detailed above. These items are viewed by management as either non-cash (in the case of amortization, certain financing costs, write-off of deferred financing costs, net gain or loss on financial instruments, net foreign exchange gain or loss, and future income taxes) or non-operating (in the case of interest on long-term debt, net gain or loss on sale of capital and landfill assets, certain financing costs, other expenses, current income taxes, and non-controlling interest). EBITDA is a useful financial and operating metric for management, the Fund's Trustees, and its lenders, as it represents a starting point in the determination of free cash flow available for distribution(B). The underlying reasons for exclusion of each item are as follows:

  Amortization — as a non-cash item amortization has no impact on the determination of free cash flow available for distribution(B).

  Interest on long-term debt — interest on long-term debt is a function of the Fund's debt/equity mix and interest rates; as such it reflects the treasury/financing activities of the Fund and represents a different class of expense than those included in EBITDA.

  Financing costs — financing costs are a function of the Fund's treasury/financing activities and represents a different class of expense than those included in EBITDA.

  Net gain or loss on sale of capital and landfill assets — the gain or loss on sale of capital and landfill assets has no impact on the determination of free cash flow available for distribution(B), because proceeds from the sale were either reinvested in other capital or landfill assets or used to repay the Fund's revolving credit facility.

  Net gain or loss on financial instruments — as non-cash items, gains or losses on financial instruments have no impact on the determination of free cash flow available for distribution(B).

  Net foreign exchange gain or loss — as non-cash items, foreign exchange gains or losses have no impact on the determination of free cash flow available for distribution(B).

  Write-off of deferred financing costs — as a non-cash item, write-off of deferred financing costs has no impact on the determination of free cash flow available for distribution(B).

  Other expenses — other expenses represent amounts paid to management of the Fund on account of certain acquisitions and are not considered an expense indicative of continuing operations. Accordingly, other expenses represent a different class of expense than those included in EBITDA.

  Income taxes — income taxes are a function of tax laws and rates and are affected by matters which are separate from the daily operations of the Fund.

  Non-controlling interest — non-controlling interest represents a direct non-controlling equity interest in IESI through PPS holdings. Accordingly, non-controlling interest represents a different class of expense than those included in EBITDA.

  EBITDA should not be construed as a measure of income or of cash flows. The reconciling items between EBITDA and net income (loss) are detailed in the consolidated statement of operations and comprehensive income (loss) beginning with "income before the following" and ending with "net income (loss)".

(B)
The Fund has adopted a measurement called "free cash flow available for distribution" to supplement net income (loss) as a measure of operating performance. Free cash flow available for distribution is a term which does not have a standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures used by other issuers. The objective of presenting this non-GAAP measure is to calculate the amount which is available for distribution to unitholders and non-controlling interest. PPS holdings are presented as non-controlling interest in the consolidated financial statements; however, management of the Fund has elected to include the shareholdings of the non-controlling interest in the calculation of free cash flow available for distribution as PPSs are entitled to dividends that are economically equivalent to the distributions received by unitholders and PPSs are exchangeable on a one-to-one basis for trust units of the Fund. Details of the calculation are included in the "Other Performance Measures — Free cash flow available for distribution(B)" section of this MD&A. Free cash flow available for distribution is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flow as a measure of liquidity. All references to "free cash flow available for distribution" in this MD&A have the meaning set out in this note.

(C)
Excess free cash flow available for distribution represents the result of free cash flow available for distribution(B) less distributions and dividends declared.

QuickLinks

  Exhibit 4.5
BFI Canada Income Fund — MD&A for the three and six months ended June 30, 2008
Highlights — For the three and six months ended June 30, 2008 (all amounts are in thousands of Canadian dollars, except per trust unit and participating preferred share ("PPS"), unless otherwise stated)
Review of Operations — For the three and six months ended June 30, 2008 (all amounts are in thousands of Canadian dollars, except foreign currency exchange rate amounts, unless otherwise stated)